Exhibit 99.1

Atlantic Coast Federal Corporation Reports Improved Second Quarter 2010 Results

Non-Performing Loans and Assets Down Significantly

WAYCROSS, Ga.--(BUSINESS WIRE)--July 20, 2010--Atlantic Coast Federal Corporation (NASDAQ:ACFC), the holding company for Atlantic Coast Bank, today reported financial results for the second quarter and six months ended June 30, 2010. Highlights of the Company's second quarter report included:

  A significant decline in non-performing assets; non-performing assets decreased to 3.2% of total assets at June 30, 2010, from 4.3% at March 31, 2010, and 4.7% at June 30, 2009, and non-performing loans at June 30, 2010, declined over 48% from the prior-year total;
  An ongoing improvement in net interest margin, leading to a 20% increase in net interest income for the second quarter compared with the same period last year;
  Significantly higher non-interest income for the quarter coupled with lower non-interest expense; and
  A 43% decline in net loss before income taxes to $4.1 million in the second quarter of 2010 from $7.2 million in the second quarter of 2009.

On an after-tax basis, the Company recorded a net loss of $4.1 million or $0.31 per diluted share for the second quarter of 2010 compared with a net loss of $4.6 million or $0.36 per diluted share for the year-earlier quarter. For the first six months of 2010, the net loss totaled $6.8 million or $0.52 per diluted share compared with a net loss of $7.7 million or $0.59 per diluted share for the first six months of 2009. The Company no longer records the income tax benefit of its net losses following the establishment of a deferred tax asset valuation allowance during 2009; the income tax benefit reduced the net loss by $2.5 million and $4.2 million, respectively, in the second quarter and first six months of 2009.

"During the second quarter, credit costs remained high as we continued to confront loan quality issues aggressively," said Robert J. Larison, Jr., President and Chief Executive Officer. "During the quarter, we took advantage of an opportunity to dispose of two pools of non-performing loans, together totaling $6.3 million. This step, combined with our other efforts to work through loan problems, helped reduce the level of non-performing loans in our loan portfolio to almost one-half of the balance at June 30, 2009. Based on this ongoing progress, together with continued improvements in net interest margin, non-interest income and non-interest expense, we remain cautiously optimistic about the direction of the Company as we continue to navigate a challenging economy."

Jay S. Sidhu, Executive Chairman of the Board, added, "Since joining the Board in April 2010 and assuming the role of Executive Chairman in May, my focus has been and remains on the Company's capital position and the opportunities we have to strengthen our capital as well as improve earnings. Our second-step offering process that started in June highlights this effort. This pending capital raise, however, is only one aspect of a longer-term strategy to enhance the Company's operations and performance. Clearly, we must remain proactive in reducing non-performing assets consistent with the aggressive strategies we have in place, an imperative underscored by the asset sales completed in the second quarter."

Capital Position

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 5.8%, 9.8%, and 11.1% respectively, at June 30, 2010, and continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution. In addition, stockholders' equity and tangible stockholders' equity each represented 5.9% of total assets at that date.

The following tabular presentations highlight other key aspects of the Company's performance:

Asset Quality	Three Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009
	($ in millions)
Non-performing loans	$21.7	$34.4	$42.0
Non-performing loans to total loans	3.64%	5.61%	6.06%
Non-performing assets	$29.1	$39.4	$46.2
Non-performing assets to total assets	3.22%	4.31%	4.68%
Net charge-offs	$10.6	$4.2	$8.7
Net charge-offs to average outstanding loans	6.83%	2.69%	4.88%
  The decline in non-performing loans and non-performing assets in the second quarter of 2010 primarily resulted from aggressive resolution of non-performing assets, which included a sale of $6.3 million of non-performing loans.
  The increase in net charge-offs sequentially in the second quarter of 2010 included a loss of $2.8 million on the aforementioned sale of two pools of non-performing loans in the second quarter along with $3.3 million on a commercial multi-family development for which a specific reserve had been established previously and $1.0 million on a commercial real estate property.
Provision / Allowance for Loan Losses	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	($ in millions)
Provision for loan losses	$7.5	$3.7	$6.2	$11.2	$12.0
Allowance for loan losses	$10.2	$13.3	$11.9	$10.2	$11.9
Allowance for loan losses to total loans	1.71%	2.17%	1.71%	1.71%	1.71%
Allowance for loan losses to non-performing loans	47.12%	38.70%	28.28%	47.12%	28.28%
  The increase in the provision for loan losses compared with the first quarter of 2010 primarily reflected an addition to cover the net charge-off of $2.8 million on the sale of non-performing loans during the second quarter.

Net Interest Income	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	($ in millions)
Net interest income	$6.3	$5.6	$5.2	$11.9	$10.8
Net interest margin	2.92%	2.64%	2.23%	2.78%	2.29%
  The improvement in net interest margin was due principally to the decrease in the cost of deposits, primarily certificates of deposit, to 2.61% for the three months ended June 30, 2010, from 2.71% for the first quarter of 2010 and 3.77% for the year-earlier period. Other factors included an increase in yield on other interest-earnings assets and a reduction in the balance of non-performing portfolio loans
Non-Interest Income / Non-Interest Expense	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	($ in millions)
Non-interest income	$2.9	$1.1	$0.8	$4.0	$2.3
Non-interest expense	$5.8	$5.7	$6.9	$11.5	$13.0
Efficiency ratio	62.87%	85.65%	116.27%	72.50%	99.06%
  The higher amount of non-interest income compared with the first quarter of 2010 and the year-earlier quarter reflected primarily a decline in other-than-temporary impairment charges on available-for-sale securities loss and increased gains on the sale of available-for-sale securities.
  The lower amount of non-interest expense in the second quarter of 2010 reflected primarily reduced net losses on foreclosed assets, lower compensation and benefits year-over-year due to expense reduction initiatives implemented during 2009, and lower occupancy costs related to the relocation of the Florida corporate headquarters as well as the sale of a branch office in 2009, which was partially offset by higher collection expense.
  The combination of improved net interest margin, higher non-interest income and lower non-interest expense has resulted in an improved efficiency ratio as shown in the table above.
Income Tax Benefit	Three Months Ended			Six Months Ended
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
	($ in millions)
Income tax benefit	$--	$--	$(2.5)	$--	$(4.2)
  In 2009, the Company established a valuation reserve for the full amount of its federal and state deferred tax assets. Accordingly, the Company no longer records the income tax benefit of net losses, as it did in the first and second quarters of 2009, until such time it determines that realization of the deferred tax asset is more likely than not.

About the Company

Atlantic Coast Federal Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings association organized in 1939 as a credit union to serve the employees of the Atlantic Coast Line Railroad. Today, Atlantic Coast Bank is a community-oriented financial institution serving southeastern Georgia and northeastern Florida through 12 locations, including a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Federal Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FEDERAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest income	$11,692	$12,127	$22,894	$24,952
Interest expense	5,428	6,916	10,994	14,167
Net interest income	6,264	5,211	11,900	10,785
Provision for loan losses	7,494	6,195	11,217	12,007
Net interest income (loss) after provision for loan losses	(1,230)	(984)	683	(1,222)
Non-interest income	2,936	762	4,025	2,312
Non-interest expense	5,784	6,945	11,545	12,974
Loss before income taxes	(4,078)	(7,167)	(6,837)	(11,884)
Income tax benefit	--	(2,533)	--	(4,190)
Net loss	$(4,078)	$(4,634)	$(6,837)	$(7,694)
Net loss per share:
Basic	$(0.31)	$(0.36)	$(0.52)	$(0.59)
Diluted	$(0.31)	$(0.36)	$(0.52)	$(0.59)
Weighted average shares outstanding:
Basic	13,136	13,086	13,142	13,089
Diluted	13,136	13,086	13,142	13,089
	June 30, 2010	March 31, 2010	June 30, 2009
Total assets	$901,374	$914,021	$986,572
Cash and cash equivalents	29,892	37,961	46,287
Securities available for sale	200,040	204,217	177,806
Loans receivable, net	586,676	599,858	680,959
Total deposits	575,011	584,692	629,487
Federal Home Loan Bank Advances	170,741	172,718	177,647
Securities sold under agreements to purchase	92,800	92,800	92,800
Stockholders' equity	53,216	56,371	77,460

Selected Consolidated Financial Ratios and Other Data (unaudited) for the second quarter and six months ended June 30, 2010 and 2009, may be found at the following link: http://www.irinfo.com/acfc/ACFC2Q10rev.pdf. Investors should refer to the Company's Form 10-Q for the quarter ended June 30, 2010, for additional information and disclosures; the Form 10-Q will be available at the Investor Information section of the Company's website immediately upon filing with the Securities and Exchange Commission.

CONTACT:
Corporate Communications, Inc.
Patrick J. Watson, 615-254-3376